Exhibit 99.2
OFFICEMAX INCORPORATED
Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award (the “Award”), is granted September 17, 2007 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Sam Martin (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms of this Agreement (the “Agreement”):
1.	Your Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the terms of this Award Agreement shall supersede and replace the conflicting terms of the Plan.

2.	You are hereby awarded 11,150 restricted stock units, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.

3.	Your Award is subject to a three-year restriction period (the “Restriction Period”). Subject to the provisions of this Agreement and the Plan, 33 1/3% of the restricted stock units granted pursuant to this Award shall vest and immediately be paid on each of the first three anniversaries of the Award Date; provided, however, that if, in the good faith determination of OfficeMax (which shall be made immediately prior to the scheduled vesting date), some or all of the remuneration attributable to the payment of the Award shall fail to be deductible by OfficeMax for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), the nondeductible amount of such payment shall be automatically deferred (the “Automatic Deferral” until the day following the six month anniversary of your termination of employment. Upon your voluntary or involuntary termination of employment for any reason prior to completing three years of service, all restricted stock units not yet vested at the time of termination will be immediately forfeited.

4.	In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of substantially equivalent value with terms and conditions not less favorable than the terms and conditions provided in this Award Agreement, in which case the Award will vest according to the terms of the applicable Award Agreement. If the continuing entity does not so continue or replace this Award, or if you experience a “Qualifying Termination”, all units not vested at the time of the Change in Control or your termination (as applicable) will vest immediately. “Change in Control” and “Qualifying Termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

5.	The units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded units prior to vesting will result in the immediate forfeiture of the units. Subject to the approval of the Company in its sole discretion, units may be transferable to members of the immediate family of the participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

6.	You will not receive dividends or dividend units on the awarded units. With respect to the awarded units, you are not a shareholder and do not have any voting rights until the units vest.

7.	Vested restricted stock units will be paid to you in whole shares of OfficeMax common stock. The amount of shares to be paid to you will be reduced by that number of shares having a Fair Market Value equal to the required federal and state withholding amounts triggered by the vesting of your restricted stock units; provided, however, that you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash. Partial shares, if any, will be paid in cash and applied towards withholding.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before October 17, 2007, or the Award will be forfeited. Return your executed Agreement to: Jeff Johnson, 263 Shuman Boulevard, Naperville, IL 60563, or fax your signed form to 630-647-3722.

OfficeMax Incorporated		Awardee

By:	/s/ Perry Zukowski	Signature:	/s/ Sam Martin

Perry Zukowski
Executive Vice President,
Human Resources		Printed Name: Sam Martin

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